Exhibit 99.1

       Comstock Resources, Inc. Reports First Quarter 2004 Financial and
                               Operating Results

    FRISCO, Texas, May 4 /PRNewswire-FirstCall/ -- Comstock Resources, Inc. (NYSE: CRK) ("Comstock" or the "Company") today reported first quarter 2004 financial and operating results.


                     First Quarter 2004 Financial Results


    Comstock's oil and gas sales in the first quarter of 2004 were $60.8 million, an 11% decrease from first quarter 2003 oil and gas sales of $68.6 million. Net income for the three months ended March 31, 2004 was just above the breakeven level at $25.0 thousand, or 0 cents per share, as compared to net income of $21.2 million, or 62 cents per share (diluted), in 2003's first quarter. The first quarter 2004 results include a charge of $19.6 million ($12.6 million after income taxes or 35 cents per diluted share) relating to the early retirement of the Company's 11 1/4% Senior Notes due in 2007. The early retirement of the 11 1/4% Senior Notes was part of a series of transactions which refinanced all of Comstock's long-term debt. These notes were refinanced with new 6 7/8% Senior Notes due in 2012 and a $400 million four-year revolving bank credit facility. As a result of the refinancing, Comstock expects its annual interest expense to decrease by approximately $10.8 million. In the first quarter of 2004, Comstock adopted a fair value-based method of accounting for its stock-based employee compensation plans and, accordingly, began recording an expense for employee stock options in 2004. Stock-based compensation expense recorded in the first quarter was $1.2 million. The 2003 first quarter results include a gain of $0.7 million (2 cents per diluted share) relating to the cumulative effect of adopting a new accounting standard which changed the Company's accounting for future abandonment costs of its oil and gas properties.

    Cash flow from operations (before changes to working capital accounts) generated by Comstock in 2004's first quarter was $37.5 million as compared to $47.9 million in 2003's first quarter. EBITDAX or earnings before interest expense, income taxes, depletion, depreciation and amortization, exploration expense and other noncash expenses was $45.1 million for the three months ended March 31, 2004 as compared EBITDAX of $55.8 million for the same period in 2003.

    Comstock's production in the first quarter of 2004 totaled 10.7 Bcf equivalent of natural gas ("Bcfe"), a 1% decrease from 2003's first quarter production of 10.8 Bcfe. The Company's realized natural gas price averaged $5.65 per Mcf in 2004's first quarter as compared to $6.54 per Mcf in 2003's first quarter. The 14% lower natural gas price was the primary reason for the 11% decrease in oil and gas sales in 2004's first quarter. Realized oil prices in the first quarter of 2004 averaged $34.69 per barrel as compared to $33.75 per barrel for 2003.


                     First Quarter 2004 Drilling Results


    In the first quarter of 2004, Comstock drilled sixteen wells (7.0 net) as part of its 2004 development and exploration program. Thirteen of the 16 wells drilled were successful and three were dry holes.

    Nine of these wells (4.0 net) were drilled in the Gulf of Mexico under its exploration program with Bois d'Arc Offshore Ltd. ("Bois d'Arc"), or as part of Comstock's redevelopment of its Ship Shoal 113 Unit. All but one of the offshore wells were successful. The one dry hole was drilled to test a prospect at South Timbalier Block 16 in which Comstock had a 33% working interest in. Three of the successful wells drilled with Bois d'Arc were reported with the 2003 year end results including a second successful well at Vermilion Block 122, a successful sidetrack of a well at South Timbalier Block 11 and the No. 5 appraisal well at South Pelto Block 22. Other successful offshore wells drilled in the first quarter with Bois d'Arc include a third well drilled at Vermilion Block 122, a second successful deep exploratory test at South Pelto Block 25 and a third successful well at Vermilion Block 51.
The OCS-G 22620 #B3 well at Vermilion Block 122 found pay in two reservoirs. Comstock has a 40% working interest in this well. The second well drilled at South Pelto Block 25, the OCS-G 14535 #6 was drilled to a depth of 16,748 feet and found 53 feet of net productive pay. This well, in which Comstock has a 24.9% working interest, is completed and is waiting on a final connection to the processing platform.

    Comstock drilled and completed two additional wells in its Ship Shoal 113 Unit during the first quarter of 2004. The OCS-G 00069 #23 well was drilled to a depth of 11,219 feet and found 151 of total net pay in six reservoirs. This well was completed and is now producing 2.4 million cubic feet of natural gas equivalent ("Mmcfe") per day. Comstock has a 90% working interest in this well. Comstock also drilled the OCS-G 00066 #O1 to a depth 12,234 feet and found 180 feet of total net pay in four reservoirs. This well is producing
4.1 Mmcfe per day.  Comstock has a 72% working interest in this well.

    Three of Comstock's offshore projects are coming on line in the second quarter. Production has started up at South Pelto Block 22 where three wells have been completed and are connected to the South Pelto 22 processing platform. The OCS-G 18054 #3 well was turned to sales on April 13th, and is flowing approximately 1,200 barrels of oil and 4 Mmcf of natural gas per day. The OCS-G 18054 #2 initial discovery well and the OCS-G 18054 #5 wells have not yet been turned to sales due to the need to optimize the processing platform operation. The Company expects that the gross daily production from the three wells should approach 35 Mmcfe per day and that all three wells should be flowing to sales by mid-May 2004. Comstock has a 29% working interest in the South Pelto Block 22 wells. South Pelto Block 25 is also starting up production. The initial discovery well is completed and connected to the nearby processing platform. The discovery well, the OCS-G 14535 #5, was first taken to sales on April 16, 2004 and is flowing approximately
1,700 barrel of oil and 1 Mmcf of natural gas per day. Comstock expects both wells at South Pelto 25 to be flowing to sales by early June at a combined rate approaching 20 Mmcfe per day. Comstock has a 24.9% working interest in South Pelto 25. Vermilion Block 122, which includes three wells, is also starting up production operations. The OCS-G 22620 #B1 and the OCSG 22620 #B3 wells were both turned to sales on April 29, 2004. These two wells are currently flowing approximately 9.9 Mmcfe per day. The Company anticipates that the third well, the OCS-G 22620 #B2, will be turned to sales by the second week in May. The production from all three Vermilion 122 wells will be slowly increased through the processing platform to allow field personnel to optimize production equipment operation. Comstock expects that the gross daily production from these three wells should approach 20 Mmcfe per day by the end of May. The Company has a 40% working interest in the Vermilion Block 122.

    Comstock drilled seven onshore wells in the first quarter. Two of these wells were dry holes and the remaining five were successful. The successful wells included the Clark-Sain #10 which was drilled at Ball Ranch in Kenedy County, Texas to a depth of 15,410 and found 110 feet of total net pay in the Vicksburg formation. The well's initial completion flow tested to sales
9 Mmcfe per day. Comstock has a 20% working interest in this well. Comstock also recently completed and tested its fifth successful Woodbine producer in its Double A "Ross" area project in Polk County, Texas. The Davis-Blackstone #1 was drilled to a depth of 14,850 feet and found 33 feet of net pay. This well was drilled to test the northwestern extent of the "Ross" Woodbine development. The Company expects this well to produce at a rate approaching
8 Mmcfe per day by mid-May. Comstock has a 48% working interest in this well. The remaining wells drilled in the first quarter included one successful development well drilled in North Louisiana and two successful development wells drilled in South Texas.


    This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes that the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

    Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas, Louisiana and the Gulf of Mexico. The company's stock is traded on the New York Stock Exchange under the symbol CRK.



                           COMSTOCK RESOURCES, INC.
                              OPERATING RESULTS
                   (In thousands, except per share amounts)

                                                   Three Months Ended
                                                        March 31,
                                                    2004         2003

    Oil and gas sales                              $60,761      $68,576
    Operating expenses:
      Oil and gas operating                         12,650       11,365
      Exploration                                    3,382        1,636
      Depreciation, depletion and amortization      15,809       14,887
      General and administrative, net                3,090        1,528
        Total operating expenses                    34,931       29,416

    Income from operations                          25,830       39,160
    Other income (expenses):
      Other income                                      39           47
      Interest income                                   16           20
      Interest expense                              (6,265)      (7,608)
      Loss from early extinguishment of debt       (19,581)         ---
        Total other expenses                       (25,791)      (7,541)
    Income before income taxes and cumulative
     effect of change in accounting principle           39       31,619
    Provision for income taxes                         (14)     (11,067)
    Income before cumulative effect of change
     in accounting principle                            25       20,552
    Cumulative effect of change in accounting
     principle, net of income taxes                    ---          675
    Net income                                          25       21,227
    Preferred stock dividends                          ---         (395)
    Net income attributable to common stock            $25      $20,832

    Net income per share before cumulative
     change in accounting principle:
        Basic                                        $0.00        $0.70
        Diluted                                      $0.00        $0.60

    Net income per share:
        Basic                                        $0.00        $0.72
        Diluted                                      $0.00        $0.62

    Weighted average common and common stock
     equivalent shares outstanding:
        Basic                                       33,843       28,923
        Diluted                                     35,570       34,475


                           COMSTOCK RESOURCES, INC.
                             OTHER FINANCIAL DATA
                   (In thousands, except per share amounts)

                                                    Three Months Ended
                                                          March 31,
                                                     2004          2003

    Cash flow from operations:
      Net cash provided by operating activities     $20,401       $32,300
      Increase (decrease) in accounts receivable     (9,144)       20,009
      Increase (decrease) in other current assets      (870)        2,218
      Decrease (increase) in accounts payable
       and accrued expenses                          27,095        (6,630)
        Cash flow from operations                   $37,482       $47,897

    EBITDAX:
      Income before cumulative effect of change
       in accounting principle                          $25       $20,552
      Interest                                        6,265         7,608
      Loss from early extinguishment of debt         19,581           ---
      Income tax expense                                 14        11,067
      Depreciation, depletion and amortization       15,809        14,887
      Exploration                                     3,382         1,636
      Unrealized losses from derivatives                ---             3
        EBITDAX                                     $45,076       $55,753

                                                       As of March 31,
                                                     2004          2003
    Balance Sheet Data:
      Current assets                                $43,243       $62,670
      Property and equipment, net                   718,786       665,641
      Other                                           8,011         6,796
        Total assets                               $770,040      $735,107

      Current liabilities                           $38,266       $56,248
      Long-term debt                                339,300       351,002
      Other                                          99,295        79,678
      Stockholders' equity                          293,179       248,179
        Total liabilities and stockholders' equity $770,040      $735,107


                           COMSTOCK RESOURCES, INC.
                          REGIONAL OPERATING RESULTS
                   (In thousands, except per unit amounts)

                  For the Three Months ended March 31, 2004

                                 East Texas/              South
                       Gulf of      North    Southeast    Texas /
                        Mexico    Louisiana    Texas      Other       Total

    Oil production
     (thousand barrels)    281         25         60         30         396
    Gas production
     (million cubic
     feet - Mmcf)        1,665      2,596      2,492      1,569       8,322
    Total production
     (Mmcfe)             3,351      2,746      2,850      1,749      10,696

    Oil sales           $9,848       $834     $2,053       $991     $13,726
    Gas sales            9,985     14,309     13,889      8,852      47,035
      Total oil and
       gas sales       $19,833    $15,143    $15,942     $9,843     $60,761

    Average oil price
     (per barrel)       $35.05     $33.36     $34.40     $33.03      $34.69
    Average gas price
     (per thousand
     cubic feet - Mcf)   $6.00      $5.51      $5.57      $5.64       $5.65
    Average price
     (per Mcf
     equivalent)         $5.92      $5.51      $5.59      $5.63       $5.68
    Lifting cost        $5,167     $2,811     $2,542     $2,130     $12,650
    Lifting cost
     (per Mcf
     equivalent)         $1.54      $1.02      $0.89      $1.22       $1.18

    Development and
     exploration
     expenditures      $29,676     $1,569     $3,120     $3,607     $37,972



SOURCE  Comstock Resources, Inc.
    -0-                             05/04/2004
    /CONTACT: Roland O. Burns, Sr. Vice President and Chief Financial Officer of Comstock Resources, Inc., +1-972-668-8800/
    /Web site:  http://www.comstockresources.com /
    (CRK)

CO:  Comstock Resources, Inc.
ST:  Texas
IN:  OIL
SU:  ERN